NAME OF REGISTRANT
Franklin Tax-Free Trust
File No. 811-4149

EXHIBIT ITEM No. 77M: Mergers

Pursuant to an Agreement of Merger between Franklin Tax-Free Trust, on behalf of Franklin Limited-Term Tax-Free Income Fund ("Limited-Term Fund") and Franklin California Tax-Free Trust on behalf of Franklin California Limited-Term Tax-Fr ee Income Fund ("California Limited-Term Fund"), the Limited-Term Fund has acq uired all of the property, assets and goodwill of California Limited-Term Fund on November 12, 2008, in exchange solely for shares of common stock of Limited -Term Fund and the distribution, pursuant to the Agreement of Merger, of Calif ornia Limited-Term Fund's shares of common stock to Limited-Term Fund.

Pursuant to an Agreement of Merger between Franklin Tax-Free Trust, on behalf of Limited-Term Fund and Franklin New York Tax-Free Trust on behalf of Frankl in New York Limited-Term Tax-Free Income Fund ("New York Limited-Term Fund"), the Limited-Term Fund has acquired all of the property, assets and goodwill of New York Limited-Term Fund on November 12, 2008, in exchange solely for shares of common stock of Limited-Term Fund and the distribution, pursuant to the Agr eement of Merger, of New York Limited-Term Fund's shares of common stock to Li mited-Term Fund.